Exhibit 99.1

SABRE CLOSES OPTION TO PURCHASE ADDITIONAL SHARES

SOUTHLAKE, Texas, April 25, 2014 – Sabre Corporation (NASDAQ: SABR, “Sabre”) announced today that all 5,880,000 shares of its common stock, par value $0.01 (the “Common Stock”), subject to the option granted to the underwriters to purchase additional shares in connection with Sabre’s initial public offering, have been issued. The closing of the initial public offering occurred on April 23, 2014.

The initial public offering, including the exercise of the option to purchase additional shares, comprises approximately 17% of Sabre’s issued and outstanding shares. Sabre intends to use the net proceeds from the exercise of the option to purchase additional shares to repay additional outstanding indebtedness under the Term C Facility.

Morgan Stanley, Goldman, Sachs & Co., BofA Merrill Lynch and Deutsche Bank acted as joint book runners for this offering. In addition, Evercore, Jefferies, TPG Capital BD, LLC, Cowen and Company, Sanford C. Bernstein, William Blair, Mizuho Securities, Natixis and The Williams Capital Group, L.P. acted as co-managers for this offering.

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Sabre® is a leading technology provider to the global travel and tourism industry. Sabre’s software, data, mobile and distribution solutions are used by hundreds of airlines and thousands of hotel properties to manage critical operations, such as passenger and guest reservations, revenue management, and flight, network and crew management. Sabre also operates a leading global travel marketplace, processing over $100 billion of estimated travel spend in 2013 by connecting travel suppliers to their most valued customers, the business traveler. Headquartered in Southlake, Texas, USA, Sabre employs approximately 10,000 people in approximately 60 countries around the world.

Cautionary Note Regarding Forward-Looking Statements

Any statements in this release that are not historical or current facts are forward-looking statements. Forward-looking statements convey Sabre’s current expectations or forecasts of future events. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Sabre’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Certain of these risks and uncertainties are described in the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” section of the registration statement on Form S-1. Unless required by law, Sabre undertakes no obligation to publicly update or revise any forward-looking statements to reflect circumstances or events after the date of this press release.